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                                                                   EXHIBIT 10.33

                     AMERICAN VETERINARY MEDICAL FOUNDATION

                              SPONSORSHIP AGREEMENT

This Sponsorship Agreement (this "Agreement") is executed effective as of 10/21/99 (the "Effective Date") by and between the American Veterinary Medical Foundation (AVMF), a non-profit corporation located at 1931 N. Meacham Road, Suite 100, Schaumburg, Illinois 60173, and Pets.com ("Sponsor"), located at 435 Brannan Street, Suite 100, San Francisco, CA 94107.

        WHEREAS, AVMF is producing a fundraising campaign consisting of various video-taped programs for the education of veterinary professionals and related public relations materials for a national consumer education and information program (the "Program"); and

        WHEREAS, Sponsor wishes to support the campaign and have their company and product(s) featured in the Program; and

        WHEREAS, in consideration for the Sponsor's participation in the Program, AVMF is willing to provide Sponsor with promotional messages to be included within video, the consumer public relations materials and other parts of the Program;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by the parties hereto, it is agreed as follows:

        1. AVMF will produce a series of video programs, each approximately one-half hour in length, to be entitled "Veterinary ClientLink" and containing current industry news, topical veterinary features, and educational and promotional materials targeted to practicing veterinarians and their staff members. The series will consist of a minimum of four (4) video programs to be distributed in each twelve (12) month period during the term of this Agreement. The series is to be distributed, as each program is completed, to selected members of the profession on VHS tapes for their information and continuing education.

        2. AVMF will distribute not less than ten thousand (10,000) tapes of each Veterinary ClientLink video program (40,000 total minimum per year) to a selected group of veterinary hospitals and other key industry professionals. This distribution group shall be comprised of veterinarians and other AVMF supporters contributing five hundred dollars ($500) or more per year to the AVMF and participating in its Memorial program, as well as additional hospitals, veterinarians or others as determined by AVMF.


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        3.      AVMF shall provide Sponsor with commercial placements and other sponsorship benefits in Veterinary ClientLink videos produced and distributed during the term of this Agreement as follows:

                a.      Sponsor's logo on the video jacket or packaging.

                b. Recognition in the video's opening or closing credits, such as "Produced through a grant from (Sponsor)"

                c. A thirty (30) second commercial (or 2 fifteen (15) second commercials) in each program, to be provided by Sponsor on Beta SP tape and inserted by AVMF. The commercial(s) may either feature a product related to Sponsor's exclusive topic or another product of Sponsor's choosing provided it has not been selected as an exclusive topic by another sponsor.

                d. Collaboration on one (1) feature story topic per year related to Sponsor's specialty or product issue. This topic shall be exclusive to Sponsor and may be renewed annually.

                e. Insertion of one (1) piece of Sponsor's literature in the packaging of each video. Such material must conform to AVMF's packaging specifications.


        4. Sponsor may contribute detailed information, scientific studies, video taped materials and other guidance to assist in the scripting of the video feature related to Sponsor's specialty or product category. AVMF agrees to work with Sponsor to develop a mutually acceptable video feature. Sponsor shall be granted the right of approval for its video feature script and related media releases to insure their accuracy and conformance with any regulatory requirements. However, to maintain the Program's editorial integrity, all other video content shall be determined solely by AVMF.

        5. To assure timely delivery of all Program elements, Sponsor agrees to provide all information and materials required in the production of Sponsor's Veterinary ClientLink feature story and/or other public relations materials in the time and manner as may be prescribed by AVMF and agreed to by Sponsor. AVMF shall not be liable for delays or non-performance of this Agreement as a result of Sponsor's failure to provide the required information and materials as agreed upon.

        6. Sponsor has sole responsibility for the content of the materials and information it submits to AVMF for inclusion in the Program, and warrants to AVMF that: (i) it is authorized to sell the products or services advertised and to use any information or depiction submitted to AVMF; (ii) it has the right to use any trademarks, service marks, trade names, images, logos and slogans submitted; and (iii) to the best of its knowledge the information and materials submitted to AVMF will be true and accurate and in compliance with all applicable laws and regulations.


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        7.      AVMF warrants to Sponsor that it has obtained all necessary approvals and authorizations to provide the information and materials contained in the Program and that the Program, its contents and distribution are in compliance with all applicable laws and regulations.

        8. Each party shall indemnify and hold harmless the other party, its officers, directors, employees, agents and subcontractors from and against all third party claims, demands, actions and costs to which the other party is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by a party of any of its obligations under this Agreement, or (ii) any negligent or willful act or omission by a party or its employees, agents or subcontractors.

        9. For public education and promotional purposes, AVMF will also prepare and distribute to the media the following news releases based on Sponsor's Veterinary ClientLink feature story:

                a.      Production and distribution of a Video News Release
                        (VNR) package which will be offered to approximately twelve hundred (1,200) broadcast news points and distributed to television stations and networks by satellite uplink.

                b.      Use of Sponsor's expert spokesperson in a one (1) to two
                        (2) hour Satellite Media Tour (SMT) and a similar Radio Media Tour (RMT) providing television and radio news interview opportunities on the same topic.

                c. Production and distribution of a sixty (60) second national Radio News Release (RNR) on the topic.

                d. Production and distribution of a television Public Service Announcement (PSA) on the topic.

                e. Print releases delivering the story to major newspapers, consumer and special interest magazines and the veterinary trade press.

                f. Publication of the feature story on the Veterinary ClientLink's Internet web site and other specialty sites used for media and veterinary access.

                g. Hyper-linking the feature story on Veterinary ClientLink's Internet web site to Sponsor's Internet site, upon Sponsor's request.


               AVMF will provide a non-binding written schedule of the proposed dates and times of the above news releases, media tours and publications to Sponsor no later than thirty (30) days prior to the scheduled news release media tour or publication. AVMF will provide Sponsor with weekly updates to the schedule. In addition, within sixty (60) days after the end of a program run, AVMF will provide to Sponsor a listing of the media entities that picked up the piece and the number of media impressions made for each piece.


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        10.     AVMF agrees that Sponsor may publicize and otherwise promote its relationship with AVMF as an underwriter and Sponsor of the Program, provided, however, that Sponsor shall have furnished advance copies of such materials prior to their use. AVMF shall have a period of five (5) business days after receipt of such materials (by overnight courier or by facsimile transmission) to review them and to notify Sponsor of any objection to such use, stating with reasonable specificity the nature of the objection and the reasons therefor.
Such objection shall be based only on a reasonable conclusion that the proposed use is materially misleading to the proposed recipient or would imply to a reasonable recipient thereof an endorsement by AVMF of specific Sponsor product(s) in comparison to the product(s) of any other vendor. If Sponsor does not receive a response within the five (5) business day period set forth above, it will be presumed that there are no objections to the materials and Sponsor will be free to make use of such materials. If, within such five (5) business day period, Sponsor receives AVMF's objections, Sponsor will thereafter cooperate in good faith with AVMF to respond to and resolve and such objections. Sponsor may reproduce and use Sponsor's featured topic in the Veterinary ClientLink video and all AVMF-associated media releases in its marketing and public relations activities.

        11. AVMF hereby acknowledges that it does not now have and shall not hereafter acquire, any interest in any of Sponsor's trademarks, trade names, service marks or logos.

        12. Except for the usage provided herein for Sponsor's feature story, AVMF and its assigns retain all copyrights to and control over use of the Veterinary ClientLink materials and other Program materials. Any other duplication or use, other than as has been specifically granted herein to Sponsor, may be made only with AVM F's prior written approval. Upon request by Sponsor, AVMF agrees to provide Sponsor with copies of Veterinary ClientLink videos for Sponsor's use in connection with Sponsor's business, and not for resale, at AVMF's cost (such cost may include a handling fee of up to 10% of the cost of the video).

        13. To produce and promote the Veterinary ClientLink and its national consumer media campaign, AVMF has contracted with media specialists experienced in video production and media relations for the veterinary profession. Within the scope of this Agreement, these agents may act as a representative of AVMF in communicating with the Sponsor and in the production of Sponsor's features. Notwithstanding the foregoing, AVMF shall remain liable for performance of its obligations under this Agreement.

        14. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided for in herein, shall continue for a period of three (3) years from the release date of the first Veterinary ClientLink video. In the event that AVMF determines to continue the Program beyond three (3) years, Sponsor shall be granted the option and right of first refusal to


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continue sponsorship, with exclusivity for the category of online or offline pet retail companies which sell consumer pet products for the Internet, under the terms and conditions then in effect.

        15. AVMF agrees to feature Sponsor's exclusive category and Sponsor's products in one (1) issue during the each year of this Agreement. Sponsor shall pay AVMF the sum of one hundred sixty nine thousand seven hundred and seventy dollars ($169,770) per issue sponsored during the (3) year term of this Agreement as full and final consideration for its annual participation in the Program and all related sponsorship benefits as described above. An initial payment (the "Initial Payment") of eighty thousand dollars ($80,000) shall be due upon execution of the Agreement to allow immediate production scheduling of the Veterinary ClientLink video and other promotional materials. Additional payments (the "Additional Payments") of eighty nine thousand seven hundred and seventy dollars ($89,770) per issue shall be due upon notification of the scheduling of Sponsor's feature story for production, anticipated to be November 15, in 1999. Sponsor will be notified by AVMF of the scheduling of the feature date no later than sixty (60) days prior to production. In each subsequent year during the term of this Agreement, the Initial Payments shall be due and payable on the first day in June, and the Additional Payments shall be due upon notification of the scheduling of Sponsor's feature story for production.

        16. Sponsor shall be granted category exclusivity for its Veterinary ClientLink feature story and related media releases for each year of this Agreement. AVMF agrees not to produce, broadcast or otherwise publish within the scope of this Program other feature stories on this same category in collaboration with or promoting any other Sponsor. Sponsor's category issue of exclusivity shall be online or offline pet retail companies.

        17. In the event that either party defaults or breaches any of the material provisions of this Agreement, the other party shall have the right to terminate this Agreement by giving written notice to the defaulting party, provided, however, that if said defaulting party cures said default or breach within thirty (30) days after said notice shall have been given, this Agreement shall continue in full force and effect. The failure on the part of either of the parties to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time thereafter.

        18. If either party shall go into liquidation, or if a receiver or trustee shall be appointed for its property, or if a party makes an assignment for the benefit of creditors, the other party may terminate this Agreement forthwith by giving written notice to such effect. Termination of this Agreement for any cause shall not release either party from any obligation theretofore accrued.


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        19.     Neither party hereto shall be liable to the other for any
failure to perform or delay in performance of its obligations hereunder (other than an obligation to pay monies) caused by (i) act of God, (ii) outbreak of hostilities, riot, civil disturbance, acts of terrorism, (iii) the act of any government or authority (including revocation or suspension of any license or consent), (iv) fire, explosion, flood, fog or bad weather, (v) theft, malicious damage, strike, lock out or industrial action of any kind (vi) any cause or circumstance whatsoever beyond its reasonable control provided the party so affected shall give prompt written notice to the other party. The party so affected shall promptly notify the other party when the cause or causes preventing restricting or interfering with its performance hereunder have been eliminated. If the failure or delay occasioned by force majeure exists for more than six months, either party can terminate this Agreement immediately by notice in writing to the other party, and, save in respect of any payment due, neither party shall have any liability to the other in respect of the termination of this Agreement as a result of an event of force majeure.

        20. This Agreement represents the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements. No waiver, modification or additions shall be valid unless in writing and signed by the parties hereto. If any provision of this Agreement shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect.

        21. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law principles.

        22. This Agreement and the rights and obligations hereunder shall not be assignable by either of the parties without the previous written consent of the other party, except that either party may assign this Agreement to an affiliate or to any entity with which it may merge or consolidate, or which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other party.

        23. Notices under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed to the applicable party at the address shown at the beginning of this Agreement. Such address may be changed from time to time by either party by providing written notice to the other in the manner described.

        24. Any dispute, claim or controversy of any kind arising in connection with, or relating to, this Agreement shall be resolved exclusively by binding arbitration in accordance with the rules of the American Arbitration Association.


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IN WITNESS THEREOF, each of the parties has duly executed and delivered this
Agreement as of the Effective Date.

AMERICAN VETERINARY MEDICAL FOUNDATION:

By: /s/ R. L. Collinson, DVM            Date: 10-15-99
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Name:   R.L. Collinson, DVM

Title:  Chairman



Pets.com:

By: /s/ Chris Deyo                      Date: 10/21/99
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Name:        Chris Deyo

Title:       President


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